EXHIBIT 21.1

SUBSIDIARIES
OF
AUGUST TECHNOLOGY CORPORATION

Company	State or Place of Organization

August Technology International LLC	Minnesota

August Technology Limited	United Kingdom

Semiconductor Technologies & Instruments, Inc.	Delaware